EXHIBIT  3.1

Control No. J213165

STATE OF GEORGIA
Secretary of State
Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE
OF
AMENDMENT

I, Karen C Handel, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

COLONY BANKCORP, INC.
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 01/06/2009 and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on January 6, 2009
/s/ Karen C Handel Karen C Handel Secretary of State

Control No: J213165 Date Filed: 01/06/2009 03:35 PM Karen C Handel Secretary of State

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
COLONY BANKCORP, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Colony Bankcorp, Inc. (the "Corporation"), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles.

1.              The name of the Corporation is Colony Bankcorp, Inc.

2.              The Board of Directors of the Corporation on October 21, 2008, unanimously adopted a resolution deleting in its entirety paragraph 5 of the Articles of incorporation and substituting the following new paragraph 5 to read as follows:

"5.           Authorized Capital.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is thirty million (30,000,000) shares, divided into twenty million (20,000,000) shares of common stock, $1.00 par value (the "Common Stock"), and ten million (10,000,000) shares of preferred stock, no par value (the "Preferred Stock").

(b)          The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)        The number of shares constituting that series and the distinctive designation of that series;

(ii)       The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

 (iii)     Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)     Whether the holders of the shares of that series shall be entitled to elect specified number of directors;

(v)      Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi)     Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii)   The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)      Any other relative rights, preferences and limitations of that series."

3.              This Amendment was approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on December 30, 2008 and in accordance with O.C.G.A. § 14-2-1003.

This Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

IN WITNESS WHEREOF, Colony Bankcorp, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

COLONY BANKCORP, INC

By:	/s/ Terry L. Hester
Title:	Secretary
[Corporate Seal]